Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(h)	655,608	$319.36	$209,374,971	$0.0001381	$28,915
Total Offering Amounts					$209,374,971		$28,915
Total Fee Offsets							$0
Net Fee Due							$28,915

[1]	This registration statement covers the issuance of 655,608 shares of common stock of UnitedHealth Group Incorporated (the “Company”), $0.01 par value per share, issuable upon the exercise of outstanding stock options issued under the Bind Benefits, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers the issuance of any additional shares of Company common stock under the 2017 Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

[2]	Estimated on the basis of $319.36, which is the reported average of the high and low prices of Company common stock as reported on the New York Stock Exchange on November 7, 2025 pursuant to Rule 457(c) and (h) of the Securities Act.